Exhibit 99.B(14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Voya Mutual Funds and to the use of our reports dated December 22, 2016 on the financial statements and financial highlights of the CBRE Clarion Global Infrastructure Value Fund and the CBRE Clarion Long/Short Fund, each a series of shares of beneficial interest of The Advisors’ Inner Circle Fund.  Such financial statements and financial highlights appear in the October 31, 2016 Annual Reports to Shareholders which are incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 13, 2017